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Exhibit 10.17

REGULATIONS FOR SHARE OPTIONS
GRANTED ON                        2001 BY THE
BOARD OF DIRECTORS OF T-SURF SA1

1.     BENEFICIARIES

        By virtue of the legal requirements, only salaried employees and managers of T-SURF SA who are subject to the tax regime for employees and employees of subsidiaries in which T-SURF SA holds over 10% of the stock can be beneficiaries of the options. Salaried employees and managers of the other companies in the group and managers of the subsidiaries in which T-SURF SA holds over 10% of the stock are excluded from the scheme.

        The rights resulting from the granted options are not transferable until the options are exercised. However, if the options beneficiary dies during the options validity period, and before they have been fully declared, his/her heirs may declare them within the time specified below.

2.     TIMETABLE FOR THE EXERCISE OF OPTIONS AND LOSS OF RIGHTS TO EXERCISE OPTIONS

        The options can not be exercised until four (4) years after the date on which they were granted.

        After the end of the four (4) year lock-in period, the options may be exercised on one or more occasions, in the following manner:

  (i)
  If the options holder is employed by T-SURF SA at the expiry date of the said lock-in period, the options may be exercised within the twelve (12) months following the end of the lock-in period, i.e. up to and including the fifth anniversary of the date on which the options were granted to the holder concerned, subject to the following exceptions.

  (ii)
  If, on the expiry of the above-mentioned lock-in period, the options holder is a salaried employee of a subsidiary of T-SURF in which T-SURF holds over 10% of the stock, in accordance with the legal provisions, or the options holder has become a salaried employee of T-SURF SA, after having been at some time from the option award date, an employee of a T-SURF subsidiary held at over 10% by T-SURF, as stated above, the options may be exercised during a period of twenty-four (24) months from the lock-in period, i.e. up to and including the sixth anniversary of the date on which options were granted to the holder concerned, subject to the following exceptions.

2.1    The right to exercise options within the above-mentioned time limit will legally expire if the options beneficiary leaves T-SURF SA as a result of resignation, discharge for gross or serious misconduct or dismissal for misconduct defined as gross or serious under labour law.

2.2    In the event of retirement, discharge or dismissal not resulting from gross or serious misconduct, the beneficiary of the options will be entitled to a period of six (6) months from notification of retirement, discharge or dismissal to exercise the options, although the overall time limit for exercise of the options may not be extended beyond the following dates: if the employee is in the case described in 2 (i) above, not beyond 30 June 2006; if the employee is in the case described in 2 (ii) above, not beyond 30 June 2007. If the options beneficiary fails to exercise his/her options within the said six (6) months deadline, the options will become void and the beneficiary will not be entitled to receive any indemnity.

The decision by the board of directors to grant options to employees of T-SURF must take place within thirty-eight (38) months of the authorisation granted by the extraordinary general meeting of shareholders.

2.3    In the event of the beneficiary's death, his/her heirs will be entitled to exercise the options within six (6) months of the beneficiary's death, although the overall time limit for exercise of the options may not be extended beyond 30 June 2006 if the employee was in the case described in 2(i) above or 30 June 2007 for an employee in the case described in 2 (ii) above.

2.4    In the event of resignation, loss of the right to exercise the options will take effect from the date that the resignation is notified.

2.5    In the event of discharge for gross or serious misconduct, or dismissal for misconduct defined as gross or serious under labour law, loss of the right to exercise the options will take effect from the date of the dismissal decision or notice of discharge.

2.6    In the hypothetical event of control (in the sense of clause II of article 233-3 of the French Commercial Code) of T-SURF SA being transferred, the board of directors may, at that time, bring forward the options exercise date. In this case, and subject to such decision being taken by the board of directors of T-SURF SA, the board will inform each options beneficiary that he/she has twenty (20) days to exercise his/her options if he/she so wishes. If the options beneficiary fails to exercise their options within the prescribed twenty (20) days, the options will become void with no indemnity payable by T-SURF SA.

2.7    In the hypothetical case of a merger between T-SURF SA and another company, the board of directors of T-SURF SA may, at that time, bring forward the options exercise date. In this case, and subject to such decision being taken by the board of directors of T-SURF SA, the board will inform each options beneficiary of the proposed merger, sixty (60) days before the extraordinary general meeting of shareholders which will be called to resolve on the merger and will give him/her twenty (20) days from notice of the proposed merger to exercise all of his/her options if he/she so wishes. If the beneficiary fails to exercise his/her options within the prescribed twenty (20) day period the options which are not exercised will become void with no indemnity payable by T-SURF SA. Failing notice from the beneficiaries, the options will be maintained and in the event of a takeover of T-SURF SA, will be transferred to the absorbing company's shares.2

3.     SUSPENSION OF THE RIGHT TO EXERCISE OPTIONS

        The board of directors may suspend the right to exercise the options if necessary. Such suspension will take place primarily whenever an operation on the share capital of T-SURF SA requires exact and prior knowledge of the number of shares constituting the capital.

        The company will inform the options beneficiary at least eight (8) days in advance by indicating the date on which the options exercise will be suspended, and the date on which it will resume. In any event, this period may not exceed three (3) months.

        If the end of the options exercise period occurs during the suspension period, the options exercise period will be extended by three (3) months.3

Clauses 2.1 to 2.7 of these regulations are provided by way of example. In fact, the board of directors may need to subordinate the exercise of BSPCE warrants to specific conditions to be complied with at the time of the exercise. It may therefore be necessary to provide for the loss of rights to exercise the options with immediate effect in the event of the beneficiary losing his/her employee status for whatever reason.

Paragraph 3 is also provided by way of example.

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4.     SETTING THE SHARE PURCHASE PRICE FOR EXERCISE OF THE OPTIONS

        The subscription price has been set at        Euros4.

        The price may not be modified during the lifetime of the options except for adjustments made under the conditions provided for by law as described below:

        In the event that the company proceeds to carry out one of the operations listed in article L 225-181 of the French Commercial Code, the subscription price for the option shares which was fixed before such operation, would be adjusted. However, if such adjustment were to reduce the subscription price below the share's face value, the new subscription price would be fixed at face value.

        In the cases described below, the adjustment will be made as follows:

  1/
  In the event of the issuance of cash shares, without renunciation by shareholders of their preferential subscription rights, the subscription price will be reduced by an amount equal to the result calculated using the ratio between the value of the subscription right and the share value before detachment of this right.

  2/
  In the event of the issuance of convertible or exchangeable bonds without renunciation by shareholders of their preferential subscription rights, the subscription price will be reduced by an amount calculated using the same method as for the issuance of cash shares.

  3/
  In the event of a capital increase by capitalisation of reserves, profits or issuance premiums and allocation of free shares, or likewise for splitting or consolidation of shares, the subscription price will be adjusted using the result obtained from the ratio between the number of old shares and the number of shares existing after the operation.

  4/
  In the event of distribution of reserves in cash (or as shares) the subscription price will be reduced by an amount equal to the result obtained from the ratio between the amount of cash (or the value of shares distributed) and the value of the share before the distribution (article D.174-12, para. 1).

  5/
  In the event of a capital reduction required because of losses, the subscription price will be adjusted by determining the price using the ratio between the number of old shares and the number existing after the reduction (D.174-16, para. 1).

        In all the cases provided for above, the new number of option shares will be equal to the ratio between the amount of unexercised options and the new share subscription price. This figure will be rounded up to the next unit.

5.     EXERCISING OPTION RIGHTS

        Options may only be exercised in full.

        An option exercise declaration notice, which substitutes for a subscription form, should be sent to the company together with the payment, either in cash or as an offset to a due claim.

        The subscribed shares will be registered in a pure nominee account or in a nominee account administered by [bank/company] in the subscriber's name5.

Cf. New provisions of the NRE law: Article L. 225-177 of the French Commercial Code on the methods for fixing the exercise price with no possibility of a discount.

If the company has its own securities accounting function, these are recorded in accounts known as "pure nominee accounts".

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6.     AVAILABILITY OF SHARES—OWNERSHIP OF SHARES

        The subscribed shares will be created with rights to receive dividends from the beginning of the financial year in which the option is exercised. They will receive entitlement in respect of this financial year and subsequent years with the same face value and the same dividend as the dividend distributed to other shares with the same ownership rights. They will, consequently, be fully integrated with the said shares after payment of the dividend relating to the previous financial year, or if none was distributed, after the holding of the annual meeting of shareholders which approves the accounts for that year6.

7.     MANDATORY TAX DECLARATIONS

  a/ The company's obligations:

    —
    In respect of the year in which the option is exercised:

      The company is obliged to provide the beneficiary with an individual statement, specifying the company name and the address of its main business office, as well as its registered office address (if different), the dates of award and option exercise, the number of subscribed shares and their subscription unit price. This statement must be provided no later than 15 February of the following year. Furthermore, the company will send a duplicate statement by the same deadline (by 15 February at the latest) to the tax authority office where the company's earnings declaration is filed.

    —
    In respect of the year in which shares are sold (or they convert to bearer shares), if such sale (or conversion) occurs before the end of the tax lock-in period:

      The company must send an individual statement at the latest by 15 February in the following year to both the beneficiary and the tax authority which covers the beneficiary's home address. The statement must specify the date of the sale (or conversion to bearer shares) of the shares and the dates of award and exercise, the number of shares involved, the subscription price and their value at option exercise date.

      In the event of an exchange of shares with no cash adjustment of the company's shares against shares resulting from a public offering, merger, split, re-forming or consolidation of shares effected in compliance with the regulations in force, the above-mentioned obligations for tax will be transferred to the company whose shares replace the shares under option and will from that point forward relate to the new shares.

  b/ Obligations of each beneficiary

    —
    In respect of the year in which the option is exercised:

      The beneficiary must attach the individual statement received from the company to his/her tax declaration.

    —
    In respect of the year in which the shares are sold:

The statement of the shares created by the exercise of options must be made by the board of directors at its first meeting after the financial year end following the exercise of options. The company's articles of association should have been modified to reflect the capital increase and the legal notices arising from the increase should also have been published.

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      The beneficiary is required to state on his/her income declaration for the sale year on the one hand the difference between the value of the shares at the option exercise date and the subscription price7 and on the other hand the profit received at the sale date, equaling the difference between the sale price and the value of the shares at option exercise date, if the gain falls within conditions for taxation.

      For this purpose, the beneficiary must complete annex no. 2074 on his/her income tax declaration.

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        Failure by either the company or the beneficiary to comply with the above-mentioned tax declaration obligations constitutes default under the fiscal regime on account of article 163 bis-C of the French General Tax Code and leads to imposition of tax under common law terms of the benefit obtained at the option exercise. Furthermore, the company is liable in respect of the obligations that it has not complied with for tax fines under articles 1725 and 1726 of the French General Tax Code.

                      THE BOARD OF DIRECTORS

The profit will be taxable unless the holder expressly opts for taxation under the regime that applies to wages and salaries, currently at a fixed rate of 40%, provided that the sale occurs after the expiry of the tax lock-in period.

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1. BENEFICIARIES
2. TIMETABLE FOR THE EXERCISE OF OPTIONS AND LOSS OF RIGHTS TO EXERCISE OPTIONS
2.1
2.2
2.3
2.4
2.5
2.6
2.7
3. SUSPENSION OF THE RIGHT TO EXERCISE OPTIONS
4. SETTING THE SHARE PURCHASE PRICE FOR EXERCISE OF THE OPTIONS
5. EXERCISING OPTION RIGHTS
6. AVAILABILITY OF SHARES—OWNERSHIP OF SHARES
7. MANDATORY TAX DECLARATIONS